Woodward Announces Plans for Chief Executive Officer Transition

ROCKFORD, IL -- 01/25/2005 -- Woodward Governor Company (NASDAQ: WGOV) announced today at its Annual Shareholders Meeting that John A. Halbrook, 59, Chairman of the Board and Chief Executive Officer, will step down from the CEO position, effective June 30, 2005.

Mr. Halbrook will continue as Chairman of the Board and remain an active executive with the company. Plans are that Thomas A. Gendron, 43, Chief Operating Officer, will succeed Mr. Halbrook as CEO, effective July 1, 2005, and will be elected a director of the company.

"Today's announcement marks a transition in our top management succession plan, which the Board of Directors and I have been formulating for the past five years. My transition to the Chairman's role will allow me to participate in the company's future and also to fulfill my desire to accomplish other goals," said Mr. Halbrook.

Tim Yonker, lead director, said, "Our deliberate succession planning approach will ensure a seamless transition of leadership. I am confident that Tom's knowledge, leadership, and vision for the future will serve Woodward stakeholders well."

Mr. Halbrook added, "After 20 years with the company, the time was right to move into the Chairman's role. The past 10 years have been very rewarding for me. Together, with a strong management team and a wonderful membership, we have transformed the company to a customer-focused organization and crafted a strategy that supports the ever-demanding improvements and requirements of our customer base."

In 1995, Mr. Halbrook was named Chairman of the Board and Chief Executive Officer. Two years earlier, he was named Chief Executive Officer and President. He has served in various executive positions with Woodward including Chief Operating Officer and President and has served as a director of the company since 1991. He has also held positions with Worthington Pumps, McGraw Edison, Turbodyne, General Electric, and General Dynamics. Mr. Halbrook received his bachelor's degree in electrical engineering from Purdue University and his master's degree in business administration from the University of Rochester.

Mr. Gendron was named Woodward's President and Chief Operating Officer in September 2002. Previously, he was Vice President, General Manager Industrial Controls. He has served Woodward for over 14 years in both the aircraft and industrial businesses, providing leadership in sales, marketing, business development, and product support management. Prior to joining the company, he held positions with Sundstrand Corporation and Thermotron. Mr. Gendron earned his bachelor's degree in engineering from the University of Illinois and his master's degree in business administration from Rockford College.

About Woodward

Woodward is the world's largest independent designer, manufacturer, and service provider of energy control solutions for aircraft engines, industrial engines and turbines, power generation, and process automation equipment. The company's innovative control, fuel delivery, combustion, and automation systems help customers worldwide operate cleaner, more cost effective, and more reliable equipment. Woodward is headquartered in Rockford, Illinois, and serves global markets from locations worldwide. Visit our website at www.woodward.com.

Woodward Governor Company
5001 North Second Street
P.O. Box 7001
Rockford, IL 61125-7001
Tel: 815-877-7441
Fax: 815-639-6050

Contact:
Rose Briani-Burden
Business Communications
815-639-6282